Exhibit 5.2

28 May 2026

Confidential communication

GreenVector Holdings Limited

Unit 401, 4/F.

Tower 1, Harbour Centre

1 Hok Cheung Street

Hung Hom

Kowloon

Hong Kong

Attention: The Board of Directors

Dear Sirs

Re: GreenVector Holdings Limited (the “Company”)

We have acted as the legal advisers to the Company as to the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”) in connection with the proposed initial public offering of up to 2,000,000 Class A Ordinary Shares with par value of US$0.0001 per share (the “Class A Ordinary Shares”) of the Company on the OTCQB Market (the “Proposed Offering”) as set forth in the Company’s registration statement on Form F-1 in relation to the Proposed Offering, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “SEC”) under the United States Securities Act of 1933 (as amended) (the “U.S. Securities Act”); and (b) the Company’s proposed listing of the Class A Ordinary Shares on the OTCQB Market.

We have advised only the Company in this transaction and have not taken instructions from any person other than the Company.

This opinion relates only to the laws of Hong Kong and is given on the basis that it is to be construed in accordance with the laws of Hong Kong. For the avoidance of doubt, the laws of Hong Kong do not include The Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited or any codes, guidelines or other publications (including the Code on Takeovers and Mergers and Share Buy-backs) not having the force of law. We express no opinion as to the laws of any other jurisdiction or as to factual matters.

In this opinion, a reference to “laws” or “law” is a reference to the common law, principles of equity and laws and regulations constituted or evidenced by documents available to the public generally. The Company, together with its subsidiaries, shall be referred to as the “Group” hereinafter.

Unless otherwise expressed herein, capitalised terms in this opinion shall bear the same meaning ascribed to them in the Registration Statement.

1.	Documents examined

For the purposes of giving this opinion and subject to the assumptions and qualifications below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

	(a)	the Registration Statement;

	(b)	the corporate documents as set out in Schedule 1 to this opinion in respect of Laputa Eco-Construction Material Company Limited (納比迪環保建材有限公司) (the “Hong Kong Subsidiary”); and

	(c)	the permissions and approvals as set out in Schedule 2 to this opinion in respect of the Hong Kong Subsidiary.

2.	Assumptions

We have assumed, without any further enquiry or independent verifications:

	(a)	the genuineness and authenticity of all signatures, seals, initials, chops, duty stamps and markings on all documents (whether originals or copies, and whether certified, photocopied, faxed or printed) supplied to us;

	(b)	the conformity to the originals of all copy documents submitted to us;

	(c)	that the documents mentioned in paragraph 1 above which are dated earlier than the date hereof have not been amended or cancelled;

	(d)	that all documents (whether originals or copies) provided to us are authentic, update, complete in full force and effect, and there is no evidence contrary to the information contained therein;

	(e)	that each of the document supplied to us has been duly authorised, executed and delivered by the parties thereto and that the performance thereof is within their respective capacity and power;

	(f)	that the execution, delivery and performance of the documents supplied to us by each of the parties thereto and the consummation of the transactions contemplated therein will not (i) conflict with or result in a breach of any of the terms or provisions of any agreement to which any such party or any of their respective subsidiaries is a party; or (ii) result in any violation of any provision of any laws outside Hong Kong;

	(g)	that each of the documents supplied to us constitutes legal, valid and binding obligations of the Company under all applicable laws other than Hong Kong laws; and

(h)	that all statements of fact (including all representations and warranties) contained in the documents reviewed by us are when made or repeated or deemed to be made or repeated true, accurate and complete and that any representation or warranty by any party that it is not aware of or has no notice or knowledge of any act, matter, thing or circumstances means that the same does not exist or has not occurred and that we have relied on them without further enquiry.

3.	Opinion

On the foregoing basis and subject to the qualifications set out below, we are of the opinion that:

	(a)	the statements set forth in the Registration Statement on the cover page and under the captions “Prospectus Summary”, “Risk Factors”, “Taxation”, “Enforceability of Civil Liabilities”, “Regulations”, and “Legal Matters” in each case insofar as such statements purport to describe or summarise Hong Kong legal matters, are true and accurate in all material respects, and fairly present and summarise in all material respects the Hong Kong legal matters stated therein as at the date hereof; and

	(b)	the statements set forth in the Registration Statement under the caption “Taxation – Hong Kong Taxation” are true and accurate in all material aspects, and fairly present and summarise in all material respects the Hong Kong laws with respect to profit tax applicable to the business operation of the subsidiaries of the Company in Hong Kong.

4.	Qualification

This opinion is subject to the following qualifications:

	(a)	we express no opinion as to taxation (other than the opinions stated in paragraph 3(b) above), financial, commercial (including but not limited to the accuracy and completeness of the business and activities of the Group as set out in the Registration Statement) or accounting matters;

	(b)	this opinion is confined strictly to the statements set forth in the Registration Statement to the extent related to Hong Kong law on the cover page and under the captions “Prospectus Summary”, “Risk Factors”, “Taxation”, “Enforceability of Civil Liabilities”, “Regulations”, and “Legal Matters”, and is not to be read as extending, by implication or otherwise, to any other matter;

	(c)	we have not made any other searches or enquiries concerning any party or matter, whether within this firm or otherwise;

	(d)	we express no opinion as to provisions prohibiting or restricting modifications, amendments or waivers, insofar as they suggest that oral or other modifications, amendments or waivers could not effectively be agreed upon or granted between the parties;

(e)	Hong Kong courts will not enforce any foreign judgment which provides for the payment of multiple or penalty damages or which is otherwise regarded as being contrary to public policy in Hong Kong;

(f)	Hong Kong courts can give judgments in currencies other than Hong Kong dollars if, subject to the terms of the relevant contract, it is the currency which most validly expresses the relevant party’s loss;

(g)	the enforcement of the obligations of parties may be limited by the provisions of Hong Kong law applicable to agreements held to have been frustrated by events happening after their execution;

(h)	failure to exercise a right may operate as a waiver of that right notwithstanding any provision which purports to provide to the contrary and failure to exercise a right of action within the relevant limitation period will operate as a bar to the exercise of such right;

(i)	on 1 July 1997, Hong Kong became the Hong Kong Special Administrative Region of the People’s Republic of China. On 4 April 1990, the National People’s Congress of the People’s Republic of China (the “NPC”) adopted the Basic Law of Hong Kong (the “Basic Law”). Under Article 8 of the Basic Law, the laws of Hong Kong in force as at 30 June 1997 (that is, the common law, rules of equity, ordinances, subordinate legislation and customary law) shall be maintained, except for any that contravene the Basic Law and subject to any amendment by the legislature of Hong Kong. Under Article 160 of the Basic Law, the laws of Hong Kong in force as at 30 June 1997 are to be adopted as laws of Hong Kong unless they are declared by the Standing Committee of the NPC (the “Standing Committee”) to be in contravention of the Basic Law and, if any laws are later discovered to be in contravention of the Basic Law, they shall be amended or cease to have force in accordance with the procedures prescribed by the Basic Law;

(j)	this opinion merely covers matters considered by us from a legal perspective and we express no opinion on matters of fact, including without limitation, any facts regarding the Hong Kong Subsidiary’s compliances with Mandatory Provident Fund Schemes Ordinance (Cap. 485 of the Laws of Hong Kong) and Occupational Retirement Schemes Ordinance (Cap. 426 of the Laws of Hong Kong). This opinion is strictly limited to the matters stated in it and does not apply by implication to other matter including the Registration Statement; and

	(k)	under paragraph 1 of the Decision of the Standing Committee of the National People’s Congress on the Treatment of the Laws Previously in Force in Hong Kong in Accordance with Article 160 of the Basic Law of the Hong Kong Special Administrative Region of the People’s Republic of China (the “Decision”) taken on 23 February 1997, the Standing Committee decided that the “laws previously in force in Hong Kong, including the common law, rules of equity, ordinances, subordinate legislation and customary law, except for any which contravene the Basic Law, shall be adopted as the laws of Hong Kong”. Under paragraph 2 of the Decision, the Standing Committee decided that the ordinances and legislation set out in Annex 1 to the Decision “which are in contravention of the Basic Law” are not to be adopted as the laws of Hong Kong. One of the ordinances set out in that Annex is the Application of English Law Ordinance (Chapter 88 of the Laws of Hong Kong) (the “English Law Ordinance”). The English Law Ordinance applied the common law and rules of equity of England to Hong Kong. We have assumed in giving this opinion that the effect of paragraph 2 of the Decision, insofar as it relates to the English Law Ordinance, was to repeal the English Law Ordinance prospectively and that the common law and rules of equity of England which applied in Hong Kong on 30 June 1997 continue to apply, subject to their subsequent independent development which will rest primarily with the courts of Hong Kong which are empowered by the Basic Law to refer to precedents of other common law jurisdictions when adjudicating cases. The judgment of the Court of Appeal of the High Court in Hong Kong v Ma Wai Kwan David and Others supports this assumption that the common law and rules of equity of England which applied to Hong Kong on 30 June 1997 continue to apply to Hong Kong.

5.	Benefit

This opinion is addressed to you solely for your benefit for the purpose of and in connection with the Registration Statement publicly filed with the SEC on the date of this opinion and may not, without our prior written consent, be used for any other purpose, including but not limited to being:

	(a)	relied on by another person;

	(b)	disclosed, except to persons who in the ordinary course of your business have access to your papers and records on the basis that they will make no further disclosure; and

	(c)	filed with a government or other agency or quoted or referred to in a public document,

save that to the extent required by law, regulation or any governmental or competent regulatory authority in Hong Kong provided always that prior written notice must be given to us.

We hereby consent to the use of this opinion in, and the filing hereof as an exhibit to, the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act, or the regulations promulgated thereunder.

This opinion is to be strictly construed and is strictly limited to the matters stated in it and does not apply by implication to other matters. In particular, we offer no view or comment on the accuracy of the representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflict or inconsistency among the documents we have reviewed, save as expressly stated herein.

This opinion is given in respect of the laws of Hong Kong which are in force at, and is based upon facts and circumstances in existence at, 8:00 a.m. Hong Kong time on the date of this letter. We assume no obligation to update this opinion for any changes in the laws of Hong Kong or other events or circumstances that occur after 8:00 a.m. Hong Kong time on the date of this letter. There is no guarantee that any of such laws of Hong Kong, or the interpretation or enforcement thereof, will not be changed, amended, repealed or revoked in the future with or without retrospective effect.

Yours faithfully

SCHEDULE 1

CORPORATE DOCUMENTS OF THE HONG KONG SUBSIDIARY

●	Certificate of Incorporation

●	Articles of Association

●	Business registration certificate

●	Register of directors

●	Register of members

SCHEDULE 2

PERMISSIONS AND APPROVALS IN RESPECT OF THE HONG KONG SUBSIDIARY

●	Certificate of Fire Installation and Equipment numbered A9761165 dated 20 June 2025

●	Certificate of Fire Installation and Equipment numbered A9761428 dated 20 June 2025

●	Certificate of Fitness for a Pressure Vessel (Other than a Pressured Fuel Container) for pressure vessel with registration number PR/17/00153 dated 13 November 2025

●	Approval label numbered EPD-A-002334-2023 given in respect of non-road machinery (loader) for machine serial number XUG0330FVPCB13279 issued on 20 September 2023

●	Registration of Waste Producer for Waste Producer Number 3691-432-L2957-01 dated 21 July 2017

●	Chits for disposal of construction waste for account-holder 7022856 under the Construction Waste Disposal Charging Scheme

●	Certificate for Operation of Counter-balanced Type Fork-lift Truck issued to Mr. Tsang Cho Kiu (reference number: FTJD0015896)

●	Certificate for Operation of Loader issued to Mr. Wong Chi Fuk (reference number: LA-000087)

●	Certificate for Operation of Counter-balanced Type Fork-lift Truck issued to Mr. Chan Kin Fai (reference number: FTJD0016713R)

●	Certificate for Operation of Loader issued to Mr. Chan Kin Fai (reference number: LA-000086)

●	Certificate for Gas Welding Safety Training Course issued to Mr. Chan Kin Fai (reference number: GWYL0016296)

●	Certificate for Mandatory Safety Training Course(s) under the Factories and Industrial Undertakings Ordinance and the subsidiary Regulations (Class 6R - Certificate for Operation of Counter-balanced Type Fork-lift Truck) issued to Mr. Ren Weimin (reference number: S0306617)

Page 7